FOR IMMEDIATE RELEASE

Aduddell Industries Reports 2007 First Quarter Results

Oklahoma City, OK, May 16, 2007 -- Aduddell Industries, (OTCBB: ADDL) today reported its financial results for the three month period ended March 31, 2007.

For the first quarter, the Company reported revenues of $9.9 million, and a net loss of $2,613,811. This compares with revenues in the first quarter of 2006 of $3.7 million and a net loss of $114,513. Revenues for Aduddell Industries roofing business increased 78% to $6.7 million. The Company’s restoration division, which added first quarter revenue of $3.2 million, began in April 2006 with the purchase of Merit Construction and was expanded in December 2006 with the acquisition of Brent Anderson and Associates.

Stan Genega, Aduddell’s President and CEO said, “In the first quarter we continued to meet our milestones in our growth strategy. Aduddell saw organic growth of over $3 million as well as $3 million in growth from acquisition companies. This represents a 166.5% growth in total revenues over the same quarter last year. The higher than expected operating loss for the first quarter of 2007 was primarily due to lower margins associated with certain project delays and cost overruns which have been addressed. In addition, higher overhead has been put in place in anticipation of supporting a larger organization and revenue base.” He noted, “Savings associated with the integration of acquisitions should be fully implemented next month. This, combined with continued attention to cost savings, higher anticipated sales volume, and increased margin, should result in an improving financial performance as the year progresses.”

The Company’s current backlog is approximately $27 million, up from $11 million at this time last year. In addition, the Company pointed out that its business is seasonal and first quarter revenues and profits are typically significantly lower than in subsequent quarters.

Mr. Genega added, “We continue to seek acceptable financing for the Hayden Building Maintenance and Hudson Valley Roofing acquisitions currently under agreement. We will not close by May 18th, but remain hopeful that we will proceed with the acquisition at a future date.”

About Aduddell Industries

Aduddell Industries, Inc. is the holding company of Aduddell Roofing, www.aduddell.com, one of the leaders in the commercial roofing industry nationwide. Through Aduddell Roofing and other subsidiaries, Aduddell Industries offers Fortune 500 companies and large governmental agencies a broad range of roofing services, including re-roofing, restoration and repair, new roof construction, sheet metal fabrication, concrete restoration and waterproofing. In addition to work on large projects and high security roofing matters, the company has a nationally recognized track record for handling disaster recovery and emergency projects efficiently and cost effectively.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:-- This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform

Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Aduddell Industries

Consolidated Income Statement

(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues
Contract revenue	$9,810,343	$3,734,577
Material sales	141,899	-
	9,952,242	3,734,577
Operating Expenses
Cost of sales	8,973,387	2,847,996
Selling, general and administrative	4,101,399	1,312,564
Warranty expense	24,212	50,556
	13,098,998	4,211,116
Operating Income (Loss)	(3,146,756)	(476,539)

Other Income
Interest and dividend income	1,121	202,032
Gain on sale of equipment	215	3,500
Other income	28,378	8,089
	29,714	213,621
Net Income (Loss) from Operations
Before Income Taxes	(3,117,042)	(262,918)
Provision (Benefit) for income taxes:
Current	(1,215,646)	(40,000)
Deferred	714,497	(80,000)
	(501,149)	(120,000)

Net Income (Loss)	(2,615,893)	(142,918)
Other Comprehensive Income
Unrealized holding gains	2,082	28,405
Reclassification adjustment	-	-

Comprehensive Income (Loss)	$(2,613,811)	$(114,513)

Basic Net Income (Loss) per
Common Share	$(0.05)	$(0.01)

Aduddell Industries

Consolidated Balance Sheet

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)

Assets

Current Assets
Cash	$242,888	$-
Accounts and contract receivable, net of allowance
for doubtful accounts	10,185,834	13,662,030
Costs and estimated earnings in excess of
billings on uncompleted contracts	4,505,764	2,298,191
Inventory	581,567	472,588
Prepaid expenses	436,008	268,108
Income tax receivable	2,254,469	2,254,469
Related party receivable	61,210	60,088
Deposits	306,203	252,710
Employee and other receivables, net of
allowance for doubtful accounts	94,729	31,484
	18,668,672	19,299,668

Property and Equipment
Field and shop equipment	4,370,620	4,023,879
Office furniture and equipment	937,901	1,263,131
Transportation equipment	3,983,157	3,931,118
Leasehold improvements	364,920	203,896
Land	64,265	-
	9,720,863	9,422,024
Less: accumulated depreciation	(1,994,606)	(1,584,170)
	7,726,257	7,837,854

Other
Investments	27,240	25,156
Intangible asset customer lists, net	5,956,782	6,112,054
Deferred tax asset	567,149	66,000
	6,551,171	6,203,210

	$32,946,100	$33,340,732

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)

Liabilities and Stockholders' Equity

Current Liabilities
Current portion of long-term debt	$268,833	$214,343
Current portion of acquisition payable	816,667	816,667
Advances on line of credit	10,352,539	9,407,272
Overdraft	-	732,778
Accounts and subcontract payables	8,437,938	7,122,863
Accrued liabilities	1,476,886	773,275
Insurance payable	144,444	39,504
Income tax payable	-	-
Billings in excess of costs and estimated
earnings on uncompleted contracts	844,036	1,058,168
	22,341,343	20,164,870

Long-Term Debt (Net of Current Portion)	582,681	539,975

Long-Term Acquisition Payable (Net of Current Portion)	978,833	978,833

Deferred Income Taxes	-	-

Stockholders' Equity
Preferred stock ($0.001 par value, 20,000,000
shares authorized, no shares issued and	-	-
outstanding)
Common stock ($0.001 par value, 100,000,000
shares authorized, 52,799,191 shares issued
and outstanding at March 31, 2007 and
December 31, 2006)	52,799	52,799
Paid-in capital	4,699,230	4,699,230
Unrealized gain on available-for-sale securities	2,785	703
Retained earnings	4,288,429	6,904,322
	9,043,243	11,657,054

	$32,946,100	$33,340,732